Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 filed on September 28, 2020) and related Prospectus of Party City Holdco Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 12, 2020, with respect to the consolidated financial statements of Party City Holdco Inc., and the effectiveness of internal control over financial reporting of Party City Holdco Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 28, 2020